CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated June 27, 2017 on the financial statements and financial highlights of Canterbury Portfolio Thermostat Fund, a series of the Capitol Series Trust, included in the Annual Report to Shareholders for the fiscal year ended April 30, 2017, in Post-Effective Amendment No. 36 to the Registration Statement (Form N-1A, No. 333-191495 and No. 811-22895), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

August 25, 2017